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Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

dated as of

February 27, 2002

by and among

SONTRA MEDICAL, INC.,

CC MERGER CORP.

and

CHOICETEL COMMUNICATIONS, INC.

EXHIBITS
Exhibit A	Escrow Agreement
Exhibit B	Form of CC Voting Agreement
Exhibit C	Form of SM Voting Agreement
Exhibit D	List and Description of Assets Related to Puerto Rican Operations
Exhibit E	Form of Election Agreement
Exhibit F	CC Affiliates
Exhibit G	SM Affiliates
Exhibit H	Form of Lock-up Agreement
Exhibit I	Form of Recovery Allocation Agreement
SCHEDULES
CC Disclosure Schedule
SM Disclosure Schedule

AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of February 27, 2002, by and among Sontra Medical, Inc., a Delaware corporation ("SM"), ChoiceTel Communications, Inc., a Minnesota corporation ("CC") and CC Merger Corp., a Delaware corporation and wholly-owned subsidiary of CC ("CC Sub").

        WHEREAS, the Board of Directors of CC and the Board of Directors of CC Sub have determined that, upon the terms and subject to the conditions set forth herein, the combination of SM and CC by means of a merger in which CC Sub shall merge with and into SM, the separate corporate existence of CC Sub shall cease and SM shall continue as the surviving corporation and a wholly-owned subsidiary of CC (the "Merger") is advisable and in the best interests of the shareholders of CC and CC Sub and accordingly have agreed to effect the Merger;

        WHEREAS, the Board of Directors of SM has determined that, upon the terms and subject to the conditions set forth herein, the Merger is advisable and in the best interests of the shareholders of SM and accordingly has agreed to effect the Merger;

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of SM to enter into this Agreement, SM and certain principal shareholders of CC are entering into an agreement (the "CC Voting Agreement") pursuant to which such CC shareholders will agree to vote to approve this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the CC Voting Agreement;

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of CC to enter into this Agreement, CC and certain principal stockholders of SM are entering into an agreement (the "SM Voting Agreement") pursuant to which such SM stockholders will agree to vote to approve the transactions contemplated by this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the SM Voting Agreement;

        WHEREAS, simultaneously with the execution and delivery of this Agreement each of CC, SM and North American Banking Company as escrow agent (the "Escrow Agent") are entering into an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit A hereto pursuant to which (a) SM will deposit with the Escrow Agent (i) a warrant for the purchase of shares of capital stock of SM and (ii) a stock certificate representing certain shares of SM's capital stock and (b) CC will deposit with the Escrow Agent cash for the purchase of shares of capital stock SM, such escrowed assets to be released from escrow to the other party and/or returned to the depositing party upon the terms and conditions set forth in the Escrow Agreement and in Section 8.03 of this Agreement;

        WHEREAS, for federal income tax purposes, it is intended that (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, (b) this Agreement constitutes a plan of reorganization, and (c) SM and CC will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

        WHEREAS, SM, CC and CC Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I.
THE MERGER

        Section 1.01    Effective Time Of The Merger.

        Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

        Section 1.02    Closing.

        The closing of the Merger (the "Closing") will take place at 10:00 a.m., Boston time, on a date to be specified by SM and CC, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Section 7.01, Section 7.02 (other than the delivery of the officers' certificate referred to in Section 7.02(c)) and Section 7.03 (other than the delivery of the officers' certificate referred to in Section 7.03(c)) (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing), (the "Closing Date"), at the offices of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, unless another date, place or time is agreed to in writing by SM and CC.

        Section 1.03    Effects Of The Merger.

        At the Effective Time (i) the separate existence of CC Sub shall cease and CC Sub shall be merged with and into SM (SM and CC Sub are sometimes referred to below as the "Constituent Corporations" and SM following the Merger is sometimes referred to below as the "Surviving Corporation"), and SM shall continue as the Surviving Corporation and a wholly-owned subsidiary of CC, (ii) the Certificate of Incorporation of CC Sub shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of CC Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Constituent Corporations, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Constituent Corporations.

        Section 1.04    Directors And Officers.

          (a)  The officers of SM immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (b)  Certain directors of SM immediately prior to the Effective Time and/or other persons designated by SM shall be the initial directors of the Surviving Corporation following the Merger, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger.

        Section 1.05    Escrow Agreement.

        Simultaneously with the execution and delivery of this Agreement, each of CC, SM and the Escrow Agent are executing and delivering the Escrow Agreement, pursuant to which (a) SM will deposit with the Escrow Agent (i) a common stock purchase warrant for the purchase of 2,000,000 shares of SM Common Stock (as defined in Section 2.01(a)) at a price of $0.10 per share (the "Escrow Warrant") and (ii) a stock certificate representing 1,589,509 shares (the "Escrow Stock" and, together with the Escrow

Warrant, the "SM Escrow") of SM Series B Preferred Stock (as defined in Section 4.02) and (b) CC will deposit with the Escrow Agent $800,000 in cash (the "Escrow Funds" and, together with the SM Escrow, the "Escrowed Assets"). The Escrowed Assets will be released to the parties pursuant to the terms and conditions set forth in the Escrow Agreement and in Section 8.03 of this Agreement.

ARTICLE II.
CONVERSION OF SECURITIES

        Section 2.01    Conversion Of Capital Stock.

        As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of SM Common Stock or any holder of capital stock CC Sub:

          (a)  Cancellation Of Treasury Stock And CC-Owned Stock. All shares of Common Stock, par value $0.01 per share, of SM ("SM Common Stock") that are owned by SM as treasury stock and any shares of SM Common Stock owned by CC, CC Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of CC shall be cancelled and retired and shall cease to exist and no stock of CC or other consideration shall be delivered in exchange therefor.

          (b)  Exchange Ratio For SM Common Stock. Subject to Section 2.02, each issued and outstanding share of SM Common Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be converted into the right to receive 0.2347 duly authorized, validly issued, fully paid and nonassessable shares (the "Exchange Ratio") of Common Stock, par value $0.01 per share, of CC ("CC Common Stock" ). As of the Effective Time, all such shares of SM Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of CC Common Stock and any cash in lieu of fractional shares of CC Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest (the "Merger Consideration"). Each outstanding option to purchase shares of SM Common Stock shall be assumed by CC as set forth in Section 6.10. In the event CC changes (or establishes a record date for changing) the number of shares of CC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding CC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and equitably adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

          (c)  Capital Stock of CC Sub. Each share of Common Stock, par value $0.01 per share, of CC Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and nonassessable share of Common Stock, par value $0.01, of the Surviving Corporation. Each stock certificate of CC Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        Section 2.02    Exchange Of Certificates.

        The procedures for exchanging outstanding shares of SM Common Stock for CC Common Stock pursuant to the Merger are as follows:

          (a)  Exchange Agent. As of the Effective Time, CC shall deposit with a bank or trust company designated by CC and SM (the "Exchange Agent"), for the benefit of the holders of shares of SM Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of CC Common Stock (such shares of CC Common Stock, together with any dividends or distributions with respect thereto issuable by virtue of subsection (c) below, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of SM Common Stock and any cash payable in lieu of fractional shares of SM Common Stock.

          (b)  Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of SM Common Stock (the "SM Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the SM Certificates shall pass, only upon delivery of the SM Certificates to the Exchange Agent and shall be in such form and have such other provisions as CC and SM may reasonably specify) and (ii) instructions for effecting the surrender of the SM Certificates in exchange for the Merger Consideration (plus cash in lieu of fractional shares, if any, of CC Common Stock as provided below). Upon surrender of a SM Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such SM Certificate shall receive in exchange therefor a certificate representing that number of whole shares of CC Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with subsection (c) below, cash in lieu of any fractional share of CC Common Stock in accordance with subsection (e) below, and the SM Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of SM Common Stock which is not registered in the transfer records of SM, a certificate representing the proper number of shares of CC Common Stock may be issued to a transferee if the SM Certificate representing such SM Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each SM Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional shares of CC Common Stock as contemplated by this Section 2.02.

          (c)  Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to CC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered SM Certificate with respect to the shares of CC Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below, and all such dividends, other distributions and cash in lieu of fractional shares of CC Common Stock shall be paid by CC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the holder of record of such SM Certificate shall surrender such SM Certificate. Subject to the effect of applicable laws, following surrender of any such SM Certificate, there shall be paid to the record holder of the certificates representing whole shares of CC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CC Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of CC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CC Common Stock.

          (d)  No Further Ownership Rights In SM Common Stock. All shares of CC Common Stock issued upon the surrender for exchange of SM Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or subsection (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SM Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of CC of the shares of SM Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, SM Certificates are presented to CC or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

          (e)  No Fractional Shares. No certificate or scrip representing fractional shares of CC Common Stock shall be issued upon the surrender for exchange of SM Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of CC. Notwithstanding any other provision of this Agreement, each holder of shares of SM Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CC Common Stock (after taking into account all SM Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CC Common Stock multiplied by $2.13.

          (f)    Termination Of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of SM Certificates for ninety (90) days after the Effective Time shall be delivered to CC, upon demand, and any holders of SM Certificates who have not previously complied with this Section 2.02 shall thereafter look only to CC for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of CC Common Stock and any dividends or distributions with respect to CC Common Stock.

          (g)  No Liability. Neither SM nor CC shall be liable to any holder of shares of CC Common Stock or SM Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  Withholding Rights. CC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SM Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CC such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SM Common Stock in respect of which such deduction and withholding was made by CC.

          (i)    Lost SM Certificates. If any SM Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SM Certificate to be lost, stolen or destroyed and, if required by CC, the posting by such person of a bond in such reasonable amount as CC may direct as indemnity against any claim that may be made against it with respect to such SM Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed SM Certificate the shares of CC Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of CC Common Stock deliverable in respect thereof pursuant to this Agreement.

        Section 2.03    Dissenting Shares.

          (a)  Notwithstanding any provision of this Agreement to the contrary, any shares of SM Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights, shall not be converted into or represent a right to receive CC Common Stock (and cash in lieu of fractional shares of CC Common Stock) pursuant to Section 2.01, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

          (b)  Notwithstanding the provisions of subsection (a), if any holder of shares of SM Common Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive CC Common Stock and cash in lieu of fractional shares of CC Common Stock as provided in Section 2.01, without interest thereon, upon surrender of the certificate representing such shares in accordance with Section 2.02.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CC AND CC SUB

        Each of CC and CC Sub represents and warrants to SM that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by CC to SM on or before the date of this Agreement (the "CC Disclosure Schedule"). The CC Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any paragraph shall qualify other sections in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

        Section 3.01    Organization of CC.

        Each of CC, CC Sub and each other Subsidiary (as defined below) of CC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing (in jurisdictions that recognize such concept) as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a CC Material Adverse Effect, as defined in Section 9.03(a). Except as set forth in the CC SEC Reports (as defined in Section 3.04) filed prior to the date hereof, none of CC, CC Sub nor any other Subsidiary of CC directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by CC and comprising less than one percent (1%) of the outstanding stock of such company. Each and every Subsidiary of CC and its place of incorporation or organization is listed in Section 3.01 of the CC Disclosure Schedule. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and shall include, with respect to CC, CC Sub.

        Section 3.02    CC Capital Structure; CC Sub Capital Structure.

          (a)  The authorized capital stock of CC consists of 15,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value, ("CC Preferred Stock"). As of the date hereof, (i) 3,036,195 shares of CC Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of CC Common Stock are held in the treasury of CC or by its Subsidiaries, (iii) 348,682 shares of CC Common Stock are reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "CC Stock Plans"), and (iv) 1,679,457 shares of CC Common Stock are reserved for future issuance pursuant to outstanding options, warrants or other rights to acquire CC Common Stock. No material change in the capitalization of CC has occurred between December 31, 2001 and the date of this Agreement. As of the date of this Agreement, none of the shares of CC Preferred Stock is issued and outstanding. All shares of CC Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

          (b)  The authorized capital stock of CC Sub consists of 1,000 shares of Common Stock, $0.01 par value, of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned by CC and are validly issued, fully paid and nonassessable.

          (c)  There are no obligations, contingent or otherwise, of CC or its Subsidiaries to declare or pay dividends previously declared on, or to repurchase, redeem or otherwise acquire any shares of CC Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than guarantees of bank obligations of its Subsidiaries entered into in the ordinary course of business, except for repurchase rights of CC under the CC Stock Plans, or under any stock option agreements pursuant to which options were granted under these plans. All of the outstanding shares of capital stock of CC's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by CC or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in CC's voting rights, charges or other encumbrances of any nature. Except as disclosed in Section 3.02 of the CC Disclosure Schedule or as set forth in this Section 3.02 or as reserved for future grants of options under the CC Stock Plans, there are no equity securities of any class of CC or its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as disclosed in Section 3.02 of the CC Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CC or any Subsidiary is a party or by which it is bound obligating CC or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CC or any Subsidiary or obligating CC or any Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of CC and to which CC is a party.

        Section 3.03    Authority; No Conflict; Required Filings And Consents.

          (a)  Each of CC and CC Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. CC has all requisite corporate power and authority to enter into the Escrow Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement by CC and CC Sub, as applicable, have been duly authorized by all necessary corporate action on the part of CC and CC Sub (including the approval of the Merger by CC as the sole stockholder of CC Sub), subject only to the approval of the Merger and the issuance of the Merger Consideration by the CC shareholders under the Minnesota Business Corporation Act ("MBCA"). This Agreement has been duly executed and delivered by each of CC and CC Sub and the Escrow Agreement has been duly executed and delivered by CC, and such agreements constitute the valid and binding obligations of CC and CC Sub, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

          (b)  The execution and delivery of this Agreement by CC and CC Sub and the Escrow Agreement by CC does not, and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of CC or the Certificate of Incorporation or Bylaws CC Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which CC, CC Sub or CC's other Subsidiaries are a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CC, CC Sub or any other Subsidiary of CC or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, would not reasonably be expected to have a CC Material Adverse Effect.

          (c)  Except as set forth in Section 3.03 of the CC Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to CC, CC Sub or any of CC's other Subsidiaries in connection with the execution and delivery of this Agreement and the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 3.21 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Registration Statement (as defined in Section 3.21 below) with the SEC in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.

        Section 3.04    SEC Filings; Financial Statements.

          (a)  Except as disclosed in Section 3.04 of the CC Disclosure Schedule, CC has timely filed all forms, reports and documents required to be filed by CC with the SEC since December 31, 1999 and prior to the date hereof (collectively, the "CC SEC Reports"). All CC SEC Reports are available from the SEC on the EDGAR System. Except as disclosed in Section 3.04 of the CC Disclosure Schedule, the CC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then as and on the date so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CC SEC Reports or necessary in order to make the statements in such CC SEC Reports, in the light of the circumstances under which they were made, not misleading. CC's Subsidiaries are not required to file any forms, reports or other documents with the SEC.

          (b)  Except as disclosed in Section 3.04 of the CC Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes) contained in the CC SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of CC and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which would not be material in amount. CC has provided to SM the unaudited condensed consolidated statements of operations for the twelve months ended December 31, 2001 for CC and its Subsidiaries, and the unaudited condensed consolidated balance sheet as of December 31, 2001 for CC and its Subsidiaries (the "CC Balance Sheet"). CC's unaudited consolidated financial statements comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly present the consolidated financial position of CC and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, and have been reviewed by CC's independent auditors (and revised, as necessary). Since December 31, 2001, there has been no material change in CC's accounting methods or principles except as described in the notes to such draft audited financial statements.

        Section 3.05    No Undisclosed Liabilities.

        Except as disclosed in the CC SEC Reports filed prior to the date hereof or on the CC Balance Sheet or otherwise set forth in the CC Disclosure Schedule, and except for normal or recurring liabilities incurred since December 31, 2001 in the ordinary course of business consistent with past practices, CC and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would have a CC Material Adverse Effect.

        Section 3.06    Absence Of Certain Changes Or Events.

        Except as disclosed in the CC SEC Reports filed prior to the date hereof or disclosed in writing by CC to SM on or prior to the date hereof, since the date of the CC Balance Sheet, CC and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any CC Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to CC or any of its Subsidiaries having a CC Material Adverse Effect; (iii) any material change by CC in its accounting methods, principles or practices to which SM has not previously consented in writing; (iv) any revaluation by CC of any of its assets having a CC Material Adverse Effect; or (v) any other action or event that would have required the consent of SM pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

        Section 3.07    Taxes.

          (a)  For the purposes of this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  CC and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a CC Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of CC or any of its Subsidiaries, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a CC Material Adverse Effect. CC and each of its Subsidiaries, through their respective payroll agents or otherwise, have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a CC Material Adverse Effect. Neither CC nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a CC Material Adverse Effect. There are no liens for Taxes upon the assets of CC or its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, be reasonably likely to have a CC Material Adverse Effect.

        Section 3.08    Properties.

          (a)  Except for the real property site leases related to approximately 1,470 pay telephone sites located in Puerto Rico, CC has provided to SM a true and complete list of all real property leased by CC or its Subsidiaries and the location of the premises. Neither CC nor any Subsidiary is in default under any such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a CC Material Adverse Effect.

          (b)  CC owns no real property.

        Section 3.09    Intellectual Property.

          (a)  Except as disclosed in Section 3.09 of the CC Disclosure Schedule, CC and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of CC and its Subsidiaries as currently conducted or planned to be conducted by CC and its Subsidiaries prior to the Effective Time (the "CC Intellectual Property Rights"). Section 3.09 of the CC Disclosure Schedule lists all CC Intellectual Property Rights (except for commercially available software), indicating whether such CC Intellectual Property Rights are owned by CC, or are subject to a license to which CC is a party.

          (b)  Except as disclosed in Section 3.09 of the CC Disclosure Schedule, neither CC nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the CC Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which CC or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of CC or any of its Subsidiaries that is material to the business of CC and its Subsidiaries, taking CC and its Subsidiaries together as a whole, where such breach would have a CC Material Adverse Effect.

          (c)  Except as disclosed in Section 3.09 of the CC Disclosure Schedule, (i) all patents, registered trademarks, service marks and copyrights which are held by CC or any of its Subsidiaries, and which are material to the business of CC and its Subsidiaries, taking CC and its Subsidiaries together as a whole, are valid and subsisting; (ii) CC has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) the manufacturing, marketing, licensing or sale of CC's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, either individually or in the aggregate, could reasonably be expected to have a CC Material Adverse Effect.

        Section 3.10    Agreements, Contracts And Commitments.

        Except as disclosed in Section 3.10 of the CC Disclosure Schedule, neither CC nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets and properties are bound ("CC Material Contracts") in such a manner as, individually or in the aggregate, is reasonably likely to have a CC Material Adverse Effect. Each CC Material Contract that has not expired by its terms is in full force and effect and is not subject to any material default thereunder of which CC is aware by any party obligated to CC or any of its Subsidiaries pursuant to such CC Material Contract.

        Section 3.11    Litigation.

        Except as described in the CC SEC Reports filed prior to the date hereof or as disclosed in Section 3.11 of the CC Disclosure Schedule, there is no suit, claim, action, litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to CC's knowledge, threatened against CC or its Subsidiaries, or any of CC's or its Subsidiaries' officers, directors or affiliates, with respect to or affecting CC's operations, businesses or financial condition, or related to the consummation of the transactions contemplated hereby, which individually or in the aggregate is reasonably likely to have a CC Material Adverse Effect or would materially impair or delay the ability of CC or CC Sub to consummate the transactions contemplated by this Agreement.

        Section 3.12    Environmental Matters.

          (a)  Except as disclosed in the CC SEC Reports filed prior to the date hereof or as disclosed in Section 3.12 of the CC Disclosure Schedule: (i) CC and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by CC and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by CC or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by CC or its Subsidiaries; (iv) neither CC nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither CC nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither CC nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that CC or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither CC nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any

  Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving CC or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of CC or its Subsidiaries pursuant to any Environmental Law.

          (b)  As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          (c)  As used in this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

        Section 3.13    Employee Benefit Plans.

          (a)  CC has listed in Section 3.13 of the CC Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of CC or any trade or business (whether or not incorporated) which is a member or which is under common control with CC within the meaning of Section 414 of the Code, or any Subsidiary of CC (together, the "CC Employee Plans").

          (b)  With respect to each CC Employee Plan, CC has made available to SM, a true and correct copy of (i) the most recent annual report filed with the IRS, if any, (ii) such CC Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such CC Employee Plan and (iv) the most recent actuarial report or valuation, if any, relating to a CC Employee Plan subject to Title IV of ERISA.

          (c)  With respect to the CC Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of CC, there exists no condition or set of circumstances in connection with which CC could be subject to any liability that is reasonably likely to have a CC Material Adverse Effect under ERISA, the Code or any other applicable law.

          (d)  With respect to the CC Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of CC, which obligations are reasonably likely to have a CC Material Adverse Effect.

          (e)  Except as disclosed in CC SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.13 of the CC Disclosure Schedule, and except as provided for in this Agreement, neither CC nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of CC or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CC of the nature contemplated by this Agreement, (ii) agreement with any officer of CC or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $200,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f)    Neither CC nor any CC Subsidiary is a party to any contract, plan or arrangement under which any payment or benefit provided to a current or former employee or service provider would constitute an "excess parachute payment" under Section 280G(b)(1) of the Code.

        Section 3.14    Compliance With Laws.

        CC and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a CC Material Adverse Effect.

        Section 3.15    Tax Matters.

        To its knowledge, none of CC, CC Sub nor any of CC's affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        Section 3.16    Labor Matters.

        Neither CC nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is CC or any of its Subsidiaries the subject of any material proceeding asserting that CC or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of CC, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving CC or any of its Subsidiaries.

        Section 3.17    Insurance.

        All material fire and casualty, general liability, business interruption, and product liability insurance policies maintained by CC or any of its Subsidiaries are with reputable insurance carriers, and copies or a summary of such policies have been made available to SM.

        Section 3.18    Certain Contracts.

        Except as disclosed in Section 3.18 of the CC Disclosure Schedule, neither CC nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of (a) the business of CC is conducted or (b) the SM Business. "SM Business" means the business conducted by SM relating to the development of ultrasound-based skin permeation technologies and products to extract interstitial fluid for diagnostic purposes, and the delivery of therapeutics and topical components.

        Section 3.19    No Existing Discussions.

        As of the date hereof, CC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a CC Takeover Proposal (as defined in Section 6.02(d)).

        Section 3.20    Interested Party Transactions.

        Except as set forth in the CC SEC Reports or by virtue of the Merger, no event has occurred that would be required to be reported by CC as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 3.21    Registration Statement; Proxy Statement/Prospectus.

        The registration statement of CC on Form S-4 pursuant to which shares of CC Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") will not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading; provided, however that no representation is made by CC in this Section 3.21 with respect to statements made or incorporated by reference therein based on information supplied in writing by SM or its Representatives (as defined in Section 6.02(a)) specifically for inclusion in the Registration Statement. The proxy statement/prospectus (the "Proxy Statement/Prospectus") to be sent to the shareholders of CC in connection with the special meeting of CC shareholders to consider this Agreement, the Merger, the election of the SM Directors (as defined in Section 6.11(a)) to the board of directors of CC and the issuance of CC Common Stock in connection with the Merger (the "CC Shareholders Meeting") shall not, on the date the Proxy Statement/Prospectus is first mailed to shareholders of CC, at the time of the CC Shareholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CC Shareholders Meeting which has become false or misleading; provided, however that no representation is made by CC in this Section 3.21 with respect to statements made or incorporated by reference therein based on information supplied in writing by SM or its Representatives specifically for inclusion in the Proxy Statement/Prospectus. On the date first mailed to the shareholders of CC, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to CC or any of its affiliates should be discovered by CC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, CC shall promptly inform SM.

        Section 3.22    Payments Resulting from Merger.

        Except as disclosed in Section 3.22 of the CC Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from CC or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement pursuant to any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan agreement or understanding similar to any of the foregoing, or (ii) benefit under any CC benefit plan being established or becoming accelerated, vested or payable.

        Section 3.23    Applicability of Sections 302A.471, 302A.671, 302A.673 and 302A.675 of the MBCA; CC Rights Plan.

          (a)  Section 302A.471 of the MBCA is not applicable to the Merger, and the CC shareholders are not entitled to any other dissenters rights or appraisal rights in connection with the Merger, the issuance of the Merger Consideration by CC or the other transactions contemplated by this Agreement.

          (b)  Sections 302A.671 and 302A.675 of the MBCA are not applicable to CC or the Merger. Section 302A.673 of the MBCA is not applicable to the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to CC or the Merger or the other transactions contemplated by this Agreement.

          (c)  The execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the Merger will not cause any change, effect or result under any stockholder rights plan which is or will as of the Effective Time be in effect which is adverse to the interests of SM or the Surviving Corporation.

        Section 3.24    Voting Requirements.

        The affirmative vote of the holders of a majority of the voting power of all outstanding shares of CC Common Stock, present or represented at the CC Shareholders' Meeting at which a quorum is present, to adopt this Agreement and approve the Merger and the issuance of the Merger Consideration, and to elect of the SM Directors to the board of directors of CC (the "CC Requisite Vote") is the only vote of the holders of any class or series of CC's capital stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated hereby (including the election of the SM Directors to the board of directors of CC).

        Section 3.25    Brokers.

        Except as disclosed in Section 3.25 of the CC Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CC. The fees and expenses of any such broker, investment banker, financial advisor or other person shall be disclosed in Section 3.25 of the CC Disclosure Schedule and all such fees and expenses shall be paid in full by CC.

        Section 3.26    CC Voting Agreement.

        Each person or entity listed on Section 3.26 of the CC Disclosure Schedule has executed and delivered to SM the CC Voting Agreement, substantially in the form of Exhibit B hereto.

        Section 3.27    Net Worth.

        The Net Worth of CC as of the date hereof is greater than or equal to $6,000,000. For purposes of this Agreement, "Net Worth" shall be calculated based on balance sheet information of CC by subtracting total liabilities from total assets on the applicable balance sheet prepared in accordance with generally accepted accounting principles on a stand-alone basis without giving consideration to the transaction contemplated herein, except that the CC's actual and estimated expenses directly associated with the transactions contemplated by this Agreement through the Closing Date, including, without limitation, legal, accounting and financial advisory fees, shall be included in the calculation of CC's liabilities. In addition, the Net Worth calculation shall also take into account (i) the Escrow Funds deposited by CC with the Escrow Agent pursuant to Section 1.05 as an asset of CC and (ii) liabilities of CC resulting from consummation of the Merger or the CC Asset Sale (such as severance payments or bonus payments) and liability related to litigation, if any; provided, however, that if CC has a reasonable good faith belief that it has no liability related to outstanding litigation, CC may state that its litigation related liability is zero (0) in its calculation of Net Worth. Notwithstanding anything herein to the contrary, as of the date of any calculation of Net Worth, the costs incurred by CC (if any) of the additional insurance coverage that CC is required to obtain pursuant to Section 6.13 shall not be included in the Net Worth calculation in such a way as would reduce the Net Worth of CC. Whenever CC is required to provide a calculation of its Net Worth under this Agreement, CC shall specify the amount attributable to its assets as reflected on the applicable balance sheet and the amount attributable to its liabilities as reflected on the applicable balance sheet, plus the amounts for additional assets and liabilities not reflected on the applicable balance sheet as may be required by this Section 3.27.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SM

        SM represents and warrants to CC and CC Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by SM to CC on or before the date of this Agreement (the "SM Disclosure Schedule"). The SM Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any paragraph shall qualify other sections in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other sections.

        Section 4.01    Organization Of SM.

        SM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a SM Material Adverse Effect as defined in Section 9.03(b). SM has no Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by SM and comprising less than one percent (1%) of the outstanding stock of such company.

        Section 4.02    SM Capital Structure.

          (a)  The authorized capital stock of SM consists of 49,213,342 shares of SM Common Stock, $.01 par value, and 30,786,658 shares of Preferred Stock, $.01 par value ("SM Preferred Stock") of which 10,057,471 shares of such SM Preferred Stock are designated as Series A Convertible Preferred Stock (the "SM Series A Preferred Stock") and 20,729,187 shares of such SM Preferred Stock are designated as Series B Convertible Preferred Stock (the "SM Series B Preferred Stock"). As of the date of this Agreement, 10,057,471 shares of SM Series A Preferred Stock are issued and outstanding, 6,556,726 shares of SM Series B Preferred Stock are issued and outstanding, 1,986,885 shares of SM Series B Preferred Stock are reserved for issuance and sale on the date hereof to certain existing holders of SM Series B Preferred Stock for an aggregate purchase price of $1,000,000 (the "Additional Financing") and 1,589,509 shares of SM Series B Preferred Stock are reserved for issuance pursuant to the provisions of Section 8.03 hereof and the Escrow Agreement. As of the date hereof, (i) 13,561,747 shares of SM Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of SM Common Stock are held in the treasury of SM, (iii) 4,596,850 shares of SM Common Stock are reserved for future issuance upon exercise of stock options granted and outstanding as of the date hereof and reserved for grant (and issuance upon exercise) under the plans under which such options were or may be granted (collectively, the "SM Stock Plans"), (iv) 20,190,591 shares of SM Common Stock are reserved for issuance upon the conversion of the SM Preferred Stock (including SM Common Stock issuable upon conversion of the SM Series B Preferred Stock to be issued on the date hereof in the Additional Financing and to be issued hereafter in accordance with Section 8.03 hereof and the Escrow Agreement), and (v) 2,000,000 shares of SM Common Stock are reserved for issuance upon the exercise of that certain warrant to be issued in accordance with Section 8.03 hereof and the Escrow Agreement. All shares of SM Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of SM to declare or pay dividends previously declared on, or to repurchase, redeem or otherwise acquire any shares of SM Common Stock or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity, except for repurchase rights of SM under the SM Stock Plans, or under any stock option agreements pursuant to which options were granted under these plans.

          (b)  Except as disclosed in Section 4.02 of the SM Disclosure Schedule or as set forth in this Section 4.02 or as reserved for future grants of options under the SM Stock Plans or pursuant to Section 8.03 hereof and the Escrow Agreement, there are no equity securities of any class of SM, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as disclosed in Section 4.02 of the SM Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which SM is a party or by which it is bound obligating SM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SM or obligating SM to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except for the SM Voting Agreement and that certain Amended and Restated Stockholders Agreement, dated as of July 17, 2001 by and between the Company and certain stockholders of SM (a copy of which has been provided to CC), there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of SM and to which SM is a party.

        Section 4.03    Authority; No Conflict; Required Filings And Consents.

          (a)  SM has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement by SM have been duly authorized by all necessary corporate action on the part of SM, subject only to the approval of the SM stockholders. This Agreement and the Escrow Agreement have been duly executed and delivered by SM and constitute the valid and binding obligations of SM, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

          (b)  The execution and delivery of this Agreement and the Escrow Agreement by SM does not, and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of SM, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which SM is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SM or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, would have a SM Material Adverse Effect.

          (c)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SM in connection with the execution and delivery of this Agreement and the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.

        Section 4.04    Financial Statements.

        SM has made available to CC its financial statements for the year ended December 31, 2001. The financial statements (including, in each case, any related notes) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the financial position of SM as of the dates and the results of its operations and cash flows for the periods indicated. The unaudited balance sheet of SM as of December 31, 2001 is referred to herein as the "SM Balance Sheet."

        Section 4.05    No Undisclosed Liabilities.

        Except for normal or recurring liabilities incurred since December 31, 2001 in the ordinary course of business consistent with past practices and except as set forth on Section 4.05 of the SM Disclosure Schedule, SM does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would have a SM Material Adverse Effect.

        Section 4.06    Absence Of Certain Changes Or Events.

        Except as disclosed in writing by SM to CC on or prior to the date hereof, since the date of the SM Balance Sheet, SM has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any SM Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to SM having a SM Material Adverse Effect; (iii) any material change by SM in its accounting methods, principles or practices to which CC has not previously consented in writing; (iv) any revaluation by SM of any of its assets having a SM Material Adverse Effect; or (v) any other action or event that would have required the consent of CC pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement.

        Section 4.07    Taxes.

        SM has (i) filed all federal, state, local and foreign tax returns and reports required to be filed by it prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a SM Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of SM, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a SM Material Adverse Effect. SM, through its payroll agent or otherwise, has withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a SM Material Adverse Effect. SM has not made an election under Section 341(f) of the Code, except for any such election which shall not have a SM Material Adverse Effect. There are no liens for Taxes upon the assets of SM (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a SM Material Adverse Effect.

        Section 4.08    Agreements, Contracts And Commitments.

        SM has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets or properties are bound ("SM Material Contracts") in such a manner as, individually or in the aggregate, is reasonably likely to have a SM Material Adverse Effect. Except as set forth on Section 4.08, each SM Material Contract that has not expired by its terms is in full force and effect and is not subject to any material default thereunder of which SM is aware by any party obligated to SM pursuant to such SM Material Contract.

        Section 4.09    Litigation.

        Except as disclosed in Section 4.09 of the SM Disclosure Schedule, there is no suit, claim, action, litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to SM's knowledge, threatened against SM or any of SM's officers, directors or affiliates, with respect to or affecting SM's operations, businesses or financial condition, or related to the consummation of the transactions contemplated hereby, which individually or in the aggregate is reasonably likely to have a SM Material Adverse Effect or would materially impair or delay the ability of SM to consummate the transactions contemplated by this Agreement.

        Section 4.10    Employee Benefit Plans.

          (a)  SM has listed in Section 4.10 of the SM Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of SM or any trade or business (whether or not incorporated) which is a member or which is under common control with SM within the meaning of Section 414 of the Code (together, the "SM Employee Plans").

          (b)  With respect to each SM Employee Plan, SM has made available to CC, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such SM Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such SM Employee Plan and (iv) the most recent actuarial report or valuation relating to a SM Employee Plan subject to Title IV of ERISA.

          (c)  With respect to the SM Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of SM, there exists no condition or set of circumstances in connection with which SM could be subject to any liability that is reasonably likely to have a SM Material Adverse Effect under ERISA, the Code or any other applicable law.

          (d)  With respect to the SM Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of SM, which obligations are reasonably likely to have a SM Material Adverse Effect.

          (e)  Except as disclosed in Section 4.10 of the SM Disclosure Schedule, and except as provided for in this Agreement, SM is not a party to any oral or written (i) agreement with any officer or other key employee of SM, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SM of the nature contemplated by this Agreement, (ii) agreement with any officer of SM providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $200,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f)    SM is not a party to any contract, plan or arrangement under which any payment or benefit provided to a current or former employee or service provider would constitute an "excess parachute payment" under Section 280G(b)(1) of the Code.

        Section 4.11    Compliance With Laws.

        SM has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a SM Material Adverse Effect.

        Section 4.12    Tax Matters.

        To its knowledge, neither SM nor any of its affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        Section 4.13    Registration Statement; Proxy Statement/Prospectus.

        The information supplied by SM for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by SM for inclusion in the Proxy Statement/Prospectus to be sent to the shareholders of CC in connection with the CC Shareholders Meeting shall not, on the date the Proxy Statement/Prospectus is first mailed to shareholders of CC, at the time of the CC Shareholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CC Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to SM or any of its affiliates should be discovered by SM which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, SM shall promptly inform CC.

        Section 4.14    Voting Requirements.

          (a)  Assuming the SM Conversion (as defined in Section 6.17 hereof) is consummated prior to the SM Stockholders' Meeting, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of SM Common Stock, present or represented at the SM Stockholders' Meeting at which a quorum is present, to adopt this Agreement and approve the Merger (the "SM Converted Vote") is the only vote of the holders of any class or series of SM's capital stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated hereby.

          (b)  In the event that the SM Conversion is not consummated prior to the SM Stockholders' Meeting, (i) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of SM Series A Preferred Stock, SM Series B Preferred Stock, and SM Common Stock present or represented at the SM Stockholders' Meeting at which a quorum is present, to adopt this Agreement and approve the Merger, voting together as a single class, on an as-converted basis, (ii) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of SM Series A Preferred Stock, voting as a separate class, present or represented at the SM Stockholders' Meeting at which a quorum is present, to adopt this Agreement and approve the Merger and (iii) the affirmative vote of the holders of a 85% of the voting power of all outstanding shares of SM Series B Preferred Stock, voting as a separate class, present or represented at the SM Stockholders' Meeting at which a quorum is present, to adopt this Agreement and approve the Merger (collectively, the "SM Non-Converted Vote"), are the only votes of the holders of any class or series of SM's capital stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated hereby. For the purposes of this Agreement, the term "SM Requisite Vote" shall mean either the "SM Converted Vote" or the "SM Non-Converted Vote," as applicable.

        Section 4.15    Brokers.

        No broker, investment banker, financial advisor or other person, other than Business Development Advisors, Inc., the fees and expenses of which are set forth in Section 4.15 of the SM Disclosure Schedule and will be paid in full by SM, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SM.

        Section 4.16    SM Voting Agreement.

        Each person or entity listed on Section 4.16 of the SM Disclosure Schedule has executed and delivered to CC the SM Voting Agreement, substantially in the form of Exhibit C hereto.

        Section 4.17    Intellectual Property.

          (a)  Except as disclosed in Section 4.17 of the SM Disclosure Schedule, SM owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of SM as currently conducted or planned to be conducted by SM (the "SM Intellectual Property Rights"). Section 4.17 of the SM Disclosure Schedule lists all SM Intellectual Property Rights (except for commercially available software), indicating whether such SM intellectual Property Rights are owned by SM, or are subject to a license to which SM is a party.

          (b)  Except as disclosed in Section 4.17 of the SM Disclosure Schedule, to SM's knowledge, SM is not, or will not be as a result of the execution and delivery of this Agreement of the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the SM Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which SM is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of SM that is material to the business of SM.

          (c)  Except as disclosed in Section 4.17 of the SM Disclosure Schedule, to SM's knowledge (i) all patents, registered trademarks, service marks and copyrights which are held by SM, and which are material to the business of SM, are valid and subsisting; (ii) SM has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) the manufacturing, marketing, licensing or sale of SM's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

          (d)  To SM's knowledge, SM has conducted its clinical work and testing with the prior approval and ongoing review of all necessary review authorities, and in material compliance with all federal, state, and local laws and regulations.

        Section 4.18    Properties.

          (a)  SM has provided to CC a true and complete list of all real property leased by SM and the location of the premises. SM is not in default under any such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a SM Material Adverse Effect.

          (b)  SM owns no real property.

        Section 4.19    Labor Matters.

        SM is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is SM the subject of any material proceeding asserting that SM has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of SM, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving SM.

        Section 4.20    Environmental Matters.

        Except as set forth in Section 4.20 of the SM Disclosure Schedules, (i) SM has complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by SM (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by SM were not contaminated with Hazardous Substances during the period of ownership or operation by SM; (iv) SM is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) SM has not been associated with any release or threat of release of any Hazardous Substance; (vi) SM has not received any notice, demand, letter, claim or request for information alleging that SM may be in violation of or liable under any Environmental Law; (vii) SM is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving SM that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of SM pursuant to any Environmental Law.

        Section 4.21    Insurance.

        All material fire and casualty, general liability, business interruption, and product liability insurance policies maintained by SM are with reputable insurance carriers, and copies or a summary of such policies have been made available to CC.

        Section 4.22    Certain Contracts.

        SM is not a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of SM is conducted.

        Section 4.23    Payments Resulting from Merger.

        The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from SM to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement pursuant to any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan agreement or understanding similar to any of the foregoing, or (ii) benefit under any SM benefit plan being established or becoming accelerated, vested or payable.

        Section 4.24    Section 203 of the DGCL Not Applicable; SM Rights Plan.

          (a)  Section 203 of the DGCL is not applicable to SM or (by reason of SM's participation therein) the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to SM or (by reason of SM's participation therein) the Merger or the other transactions contemplated by this Agreement.

          (b)  The execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the Merger will not cause any change, effect or result under any stockholder rights plan which is or will as of the Effective Time be in effect which is adverse to the interests of CC or the Surviving Corporation.

        Section 4.25    No Existing Discussions.

        As of the date hereof, SM is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a SM Takeover Proposal (as defined in Section 6.03(d)).

        Section 4.26    Interested Party Transactions.

        Except as set forth in Section 4.26 of the SM Disclosure Schedule, since December 31, 2001, no event has occurred that would be required to be reported by CC as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE V.
CONDUCT OF BUSINESS

        Section 5.01    Covenants Of CC.

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, CC agrees, as to itself and its Subsidiaries, except to the extent that SM shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and consistent with preserving and advancing the assets (other than as expressly contemplated by this Agreement), revenues and results of operation of CC, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. CC shall promptly notify SM of any material event or occurrence not in the ordinary course of business of CC. Except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the CC Disclosure Schedule, CC shall not (and shall not permit its Subsidiaries to), without the written consent of SM (which shall not be unreasonably delayed):

          (a)  accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement.

          (b)  declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c)  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of CC Common Stock pursuant to the exercise of options, warrants or other convertible securities outstanding on the date of this Agreement;

          (d)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than items in the ordinary course of business);

          (e)  sell, lease, license or otherwise dispose of any properties or assets, except (i) for transactions in the ordinary course of business in an amount less than $25,000 and (ii) the sale, for an amount which would result in net consideration of no less than $1,750,000, with no more than 25% of such net consideration being in the form of non-cash consideration, of certain of CC's assets located in Puerto Rico or used solely in connection with CC's Puerto Rico operations (the "CC Asset Sale" a list and brief description of such assets relating to the Puerto Rican operations are detailed on Exhibit D hereto);

          (f)    except as expressly contemplated by this Agreement (i) increase or agree to increase the compensation (including any bonus) payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as contemplated by Section 5.01(a);

          (g)  amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

          (h)  amend or terminate, or violate the terms of, any contract, agreement or license to which it is a party except in the ordinary course of business or where such action would not be reasonably likely to have a CC Material Adverse Effect;

          (i)    waive or release any material right or claim, except in the ordinary course of business;

          (j)    initiate any litigation or arbitration proceeding without otherwise first consulting with SM or where the initiation of such proceedings, if determined adversely, would have a CC Material Adverse Effect;

          (k)  incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of CC or any Subsidiary or guarantee any debt securities of others;

          (l)    make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $10,000 or, in the aggregate, are in excess of $50,000 (other than expenses incurred in connection with this Agreement and the transactions contemplated hereby);

          (m)  make any tax election that, individually or in the aggregate, is reasonably likely to have a CC Material Adverse Effect on the tax liability of CC or would otherwise be inconsistent with the provisions of Section 6.09 hereof, or settle or compromise any material income tax liability;

          (n)  pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) in the ordinary course of business or where such action would not have a CC Material Adverse Effect or (ii) that certain anti-trust litigation contemplated by CC and a CC Subsidiary against Verizon Puerto Rico (the "Anti-Trust Suit") so long as the costs and expenses of such Anti-Trust Suit do not exceed $200,000 in the aggregate;

          (o)  effect or agree to effect, including by way of hiring or involuntary termination, any change in CC's or any of its Subsidiary's directors, officers or key employees;

          (p)  revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (q)  engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (r)  take, or agree in writing or otherwise to take, any of the actions described in Section 5.01(a) through Section 5.01(q) above.

        Section 5.02    Covenants Of SM.

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, SM agrees, except to the extent that CC shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and consistent with preserving and advancing the assets (other than as expressly contemplated by this Agreement), revenues and results of operations of SM, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. SM shall promptly notify CC of any material event or occurrence not in the ordinary course of business of SM. Except as expressly contemplated by this Agreement or as set forth in Section 5.02 of the SM Disclosure Schedule, SM shall not without the written consent of CC (which shall not be unreasonably withheld or delayed):

          (a)  accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement or amend any of such plans to increase the number of shares available for grant thereunder;

          (b)  declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c)  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case for a price per share of less than $.75, other than (i) the issuance of shares of SM Common Stock pursuant to the exercise of options, warrants or other convertible securities outstanding or reserved for issuance on the date of this Agreement, (ii) the issuance of shares pursuant to the Additional Financing and (iii) the issuance of SM Common Stock upon the conversion of the SM Preferred Stock;

          (d)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than items in the ordinary course of business);

          (e)  (i) increase or agree to increase the compensation (including any bonus) payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as contemplated by Section 5.02(a);

          (f)    sell, lease, license or otherwise dispose of any properties or assets, except for (i) transactions in the ordinary course of business in an amount less than $25,000 and (ii) a Packard Instrument Liquid Scintillation Analyzed Model Tri-Carb 2100TR provided it is sold for a purchase price of not less than $7,500;

          (g)  transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the SM Intellectual Property Rights other than on a non-exclusive basis in the ordinary course of business consistent with past practices;

          (h)  amend or terminate, or violate the terms of, any contract, agreement or license to which it is a party except in the ordinary course of business or where such action would not have a SM Material Adverse Effect;

          (i)    waive or release any material right or claim, except in the ordinary course of business;

          (j)    initiate any litigation or arbitration proceeding without otherwise first notifying CC where the initiation of such proceedings, if determined adversely, would have a SM Material Adverse Effect;

          (k)  make any tax election that, individually or in the aggregate, is reasonably likely to have a SM Material Adverse Effect on the tax liability of SM or would otherwise be inconsistent with the provisions of Section 6.09 hereof, or settle or compromise any material income tax liability;

          (l)    pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued asserted or unasserted, contingent or otherwise), other than in the ordinary course of business or where such action would not have a SM Material Adverse Effect;

          (m)  effect or agree to effect, including by way of hiring or involuntary termination, any change in SM's officers or key employees;

          (n)  incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of SM or guarantee any debt securities of others;

          (o)  make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $10,000 or, in the aggregate, are in excess of $50,000 (other than expenses incurred in connection with this Agreement and the transactions contemplated hereby);

          (p)  revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (q)  engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (r)  take, or agree in writing or otherwise to take, any of the actions described in Section 5.02(a) through Section 5.02(q) above.

        Section 5.03    Cooperation.

        Subject to compliance with applicable law, from the date hereof until the Effective Time, each of SM and CC shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

        Section 5.04    Advice of Changes.

        CC and SM each shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect where the failure of such representation to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on it, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

ARTICLE VI.
ADDITIONAL AGREEMENTS

        Section 6.01    Proxy Statement/Prospectus; Registration Statement.

        As promptly as reasonably practicable after the execution of this Agreement, CC will prepare and file with the SEC, with the assistance of SM, the Proxy Statement/Prospectus and the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of SM and CC shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. CC, with the assistance of SM, will respond to any comments of the SEC, and will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CC will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of CC and SM will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related securities laws in order to consummate the Merger and the transactions contemplated by this Agreement. CC will notify SM promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and will supply SM with copies of all correspondence between CC or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus or the Merger. CC will cause all documents that it is responsible for filing with the SEC under this Section 6.01 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, CC will promptly inform SM of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of CC, such amendment or supplement. Anything to the contrary contained herein notwithstanding, CC shall not include in the Proxy Statement/Prospectus or the Registration Statement any information with respect to SM or its stockholders or affiliates, the form and content of which information shall not have been approved by SM prior to such inclusion. Notwithstanding any other provision of this Agreement, nothing herein shall require SM to qualify to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process under any applicable state securities laws in connection with the issuance of CC Common Stock in the Merger.

        Section 6.02    No Solicitation by CC.

          (a)  Until the earlier of the Effective Time or a valid termination of this Agreement pursuant to Article VIII, CC will not, and will not authorize, direct or permit any of its officers, directors, employees, affiliates under the control of CC, investment bankers, attorneys, accountants or other agents, advisors or representatives (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any CC Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiry or proposal that constitutes or may reasonably be expected to lead to, any CC Takeover Proposal, (iii) authorize, approve or recommend any CC Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting or providing for any CC Takeover Proposal.

          (b)  CC and its Representatives will immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any CC Takeover Proposal. Promptly following the execution and delivery of this Agreement, CC shall (i) inform each of its Representatives (as CC deems necessary) of the obligations undertaken in this Section 6.02 and in Section 6.08 and (ii) request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return to CC all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries (except in connection with the CC Asset Sale). Any violation of the restrictions set forth in this Section 6.02 by any officer, director or employee of CC, any affiliate under the control of CC, or any investment banker, attorney, accountant or other agent, advisor or representative of CC shall be deemed to be a breach of this Section 6.02 by CC. CC shall notify SM forthwith if any inquiries, proposals or offers relating to a CC Takeover Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, CC or any of its Representatives, indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any proposals or offers.

          (c)  CC and SM agree that irreparable damage would occur in the event that the provisions of this Section 6.02 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that SM shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.02 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

          (d)  For purposes of this Agreement, "CC Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving CC or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of CC, or all or substantially all of the assets of CC or any asset of CC, the absence of which would materially diminish the value of the Merger to SM or the benefits expected by SM to be realized from the Merger (other than the CC Asset Sale and other transactions contemplated by this Agreement), or any transaction in which the CC shareholders immediately prior to the transaction hold less than a majority of the outstanding capital stock of CC immediately following such transaction, or any other transaction inconsistent with consummation of the transactions contemplated hereby.

        Section 6.03    No Solicitation by SM.

          (a)  Until the earlier of the Effective Time or a valid termination of this Agreement pursuant to Article VIII, SM will not, and will not authorize, direct or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any SM Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiry or proposal that constitutes or may reasonably be expected to lead to, any SM Takeover Proposal, (iii) authorize, approve or recommend any SM Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting or providing for any SM Takeover Proposal.

          (b)  SM and its Representatives will immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any SM Takeover Proposal. Promptly following the execution and delivery of this Agreement, SM shall (i) inform each of its Representatives (as SM deems necessary) of the obligations undertaken in this Section 6.03 and in Section 6.08, and (ii) request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring it to return to SM all confidential information heretofore furnished to such person by or on behalf of it (except in connection with the issuance of shares of capital stock of SM in connection with a strategic alliance with an academic or research institution or pharmaceutical corporation (a "Strategic Relationship")). Any violation of the restrictions set forth in this Section 6.03 by any officer, director or employee of SM, any affiliate under the control of SM, or any investment banker, attorney, accountant or other agent, advisor or representative of SM shall be deemed to be a breach of this Section 6.03 by SM. SM shall notify CC forthwith if any inquiries, proposals or offers relating to a SM Takeover Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, SM or any of its Representatives, indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any proposals or offers.

          (c)  SM and CC agree that irreparable damage would occur in the event that the provisions of this Section 6.03 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that CC shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.03 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

          (d)  For purposes of this Agreement, "SM Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving SM or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of SM, or all or substantially all of the assets of SM or any asset of SM, the absence of which would materially diminish the value of the Merger to CC or the benefits expected by CC to be realized from the Merger (other than a Strategic Relationship and other transactions contemplated by this Agreement), or any transaction in which the SM shareholders immediately prior to the transaction hold less than a majority of the outstanding capital stock of SM immediately following such transaction, or any other transaction inconsistent with consummation of the transactions contemplated hereby.

        Section 6.04    Nasdaq; SEC.

          (a)  CC agrees to use its reasonable best efforts to maintain the quotation of CC Common Stock on the Nasdaq Small Cap Market. In addition, CC shall use reasonable best efforts to assist SM in the application process required for approval of listing and quotation on the Nasdaq Small Cap Market of the shares of CC Common Stock to be issued in the Merger. In addition, CC agrees to use its reasonable best efforts to file in a timely manner all reports, forms and other documents required by the SEC under the Exchange Act and Securities Act and by Nasdaq and by any state regulatory authorities under applicable rules and regulations, that all such filings shall comply in all material respects with such applicable rules and regulations and that none of such filings will contain any untrue statement of material fact or omit to state a material face required to be stated or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

        Section 6.05    Access To Information.

        Upon reasonable notice, CC and SM shall each (and, with respect to CC, shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of CC and SM shall (and, with respect to CC, shall cause its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with Section 6.08 hereof. No information or knowledge obtained in any investigation pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.06    Stockholders Meetings.

          (a)  Promptly after the date hereof, CC will take all action reasonably necessary in accordance with the MBCA and its Articles of Incorporation and Bylaws to cause the CC Shareholders' Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement for the purpose of voting upon this Agreement, the Merger and the issuance of the CC Common Stock contemplated thereby, and SM will take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to cause a meeting of SM's stockholders to be held or to solicit the written consent of SM's stockholders (the "SM Stockholders' Meeting") as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Unless otherwise mutually agreed by SM and CC, SM and CC shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. CC and SM shall solicit from their respective stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger and, in the case of CC shareholders, the election of the SM Directors to the board of directors of CC and the issuance of the CC Common Stock in connection with the Merger, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of Nasdaq, the MBCA or the DGCL, as applicable, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, CC may adjourn or postpone the CC Shareholders' Meeting, and SM may adjourn or postpone the SM Stockholders' Meeting, to the extent that (i) such adjournment or postponement is necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to such party's stockholders in advance of the applicable vote or (ii) additional time is reasonably required to solicit proxies in favor of the approvals required by Section 7.01(a) or (iii) as of the time for which such stockholders' meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders' meeting. CC shall ensure that CC Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by CC in connection with the CC Shareholders' Meeting are solicited, and SM shall ensure that SM Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by SM in connection with SM Stockholders' Meeting are solicited, in each case, in compliance with the applicable provisions of the DGCL or MBCA, as the case may be, applicable charter documents, any applicable rules of Nasdaq and all other applicable legal requirements.

          (b)  (i) The Board of Directors of CC shall recommend that CC shareholders vote in favor of the approval and adoption of this Agreement, approval of the Merger, approval of the election of the SM Directors to the board of directors of CC and approval of the issuance of the Merger Consideration at the CC Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of CC has recommended that CC shareholders vote in favor of the approval and adoption of this Agreement, approval of the Merger, approval of the election of the SM Directors to the board of directors of CC and approval of the issuance of the Merger Consideration at the CC Shareholders' Meeting; and (iii) neither the Board of Directors of CC nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to SM the recommendation of the Board of Directors of CC that CC shareholders vote in favor of the approval and adoption of this Agreement, approval of the Merger, approval of the election of the SM Directors to the board of directors of CC and approval of the issuance of the Merger Consideration; provided, however, that nothing in this Agreement shall prevent the Board of Directors of CC from withholding, withdrawing, amending or modifying its recommendation in favor of approval and adoption of this Agreement and approval of the Merger if (A) a CC Superior Offer is made to CC and is not withdrawn, (B) neither CC nor any of its representatives shall have violated any of the restrictions set forth in Section 6.02, (C) five business days elapse following delivery by CC to SM of written notice advising CC that the Board of Directors of CC intends to withhold, withdraw, amend or modify its recommendation absent modification of the terms and conditions of this Agreement, and (D) the Board of Directors of CC concludes in good faith, after considering applicable state law and consultation with its outside counsel, that, in light of such CC Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of CC to CC shareholders under applicable law. For purposes of this Agreement, "CC Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CC pursuant to which the shareholders of CC immediately preceding such transaction hold less than fifteen percent (15%) of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by CC of assets (excluding inventory and used equipment sold in the ordinary course of business) representing all or substantially all of CC's assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by CC), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of eighty five percent (85%) of the voting power of the then outstanding shares of capital stock of CC, in each case on terms that, in the good faith judgment of the Board of Directors of CC (after consultation with an independent investment bank) provide materially greater long-term value and long-term strategic benefits to CC shareholders than the Merger (after taking into account all relevant factors, including any conditions to the CC Superior Offer, the timing of the consummation of the transaction pursuant to the CC Superior Offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings and approvals); provided, however, that an offer shall only be a "CC Superior Offer" if (i) such offer did not result from any violation of Section 6.02 of this Agreement and (ii) any financing required to consummate the transaction contemplated by such offer is committed or is otherwise reasonably likely in the good faith judgment of CC's Board of Directors to be obtained by such third party on a timely basis. Nothing contained in this Section 6.06(b) shall limit CC's obligation to call, give notice of, convene and hold the CC Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of CC shall have been withdrawn, amended or modified and regardless of whether any CC Superior Offer has been made).

          (c)  CC may also submit additional proposals to its shareholders at the CC Shareholders' Meeting and in the Proxy Statement/Prospectus (including a proposal to amend its Articles of Incorporation to increase the number of authorized shares of CC Common Stock or amend the CC Stock Plans to increase the number of CC Common Stock issuable thereunder) that are not inconsistent with CC's obligations under this Agreement. In addition, CC shall submit to its shareholders a proposal to amend the CC Stock Plans to increase the number of available shares of CC Common Stock issuable thereunder to at least 1,000,000 shares, to be effective as of the Effective Time.

          (d)  (i) The Board of Directors of SM shall recommend that SM stockholders vote in favor of approval of this Agreement and the Merger at the SM Stockholders' Meeting; (ii) any proxy solicitations made on behalf of SM shall include a statement to the effect that the Board of Directors of SM has recommended that SM stockholders vote in favor approval and adoption of this Agreement and approval of the Merger at the SM Stockholders' Meeting; and (iii) neither the Board of Directors of SM nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CC the recommendation of the Board of Directors of SM that SM stockholders vote in favor approval and adoption of this Agreement and approval of the Merger; provided, however, that nothing in this Agreement shall prevent the Board of Directors of SM from withholding, withdrawing, amending or modifying its recommendation in favor of approval and adoption of this Agreement and approval of the Merger if (A) a SM Superior Offer is made to SM and is not withdrawn, (B) neither SM nor any of its representatives shall have violated any of the restrictions set forth in Section 6.03, (C) five business days elapse following delivery by SM to CC of written notice advising CC that the Board of Directors of SM intends to withhold, withdraw, amend or modify its recommendation absent modification of the terms and conditions of this Agreement, and (D) the Board of Directors of SM concludes in good faith, after considering applicable state law and consultation with its outside counsel, that, in light of such SM Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of SM to SM stockholders under applicable law. For purposes of this Agreement, "SM Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SM pursuant to which the stockholders of SM immediately preceding such transaction hold less than fifteen percent (15%) of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by SM of assets (excluding inventory and used equipment sold in the ordinary course of business) representing all or substantially all of SM's assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by SM), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of eighty five percent (85%) of the voting power of the then outstanding shares of capital stock of SM, in each case on terms that, in the good faith judgment of the Board of Directors of SM (after consultation with an independent investment bank) to SM or its stockholders than the Merger (after taking into account all relevant factors, including any conditions to the SM Superior Offer, the timing of the consummation of the transaction pursuant to the SM Superior Offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings and approvals); provided, however, that an offer shall only be a "SM Superior Offer" if (i) such offer did not result from any violation of Section 6.03 of this Agreement and (ii) any financing required to consummate the transaction contemplated by such offer is committed or is otherwise reasonably likely in the good faith judgment of SM's Board of Directors to be obtained by such third party on a timely basis. Nothing contained in this Section 6.06(d) shall limit SM's obligation to call, give notice of, convene and hold the SM Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of SM shall have been withdrawn, amended or modified and regardless of whether any SM Superior Offer has been made).

        Section 6.07    Legal Conditions To Merger.

          (a)  CC and SM shall each use all requisite reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by CC or SM or, in the case of CC, any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law. CC and SM shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. CC and SM shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

          (b)  CC and SM agree and, in the case of CC, shall cause its Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for Closing, to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

          (c)  Each of CC and SM shall give (or, in the case of CC, shall cause its Subsidiaries to give) any notices to third parties, and use, and in the case of CC cause its Subsidiaries to use, reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the CC Disclosure Schedule or the SM Disclosure Schedule, as the case may be, or (iii) required to prevent a CC Material Adverse Effect or a SM Material Adverse Effect from occurring.

        Section 6.08    Confidentiality; Public Disclosure.

          (a)  Each party and their respective affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party in connection with the transactions contemplated by this Agreement, and after the Closing Date all confidential documents and information concerning the other party except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that such party may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed of the confidential nature of such information and are directed to treat such information confidentially. The obligation of each party and their respective affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, each party and their respective affiliates, will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or its affiliates, or on their behalf from the other party in connection with this Agreement that are subject to such confidence.

          (b)  CC and SM shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement, and neither CC or SM will issue any such press release or make any such public statement without the prior approval of the other party (except as CC or SM determines in good faith to be required by applicable law after consultation with the other party).

        Section 6.09    Tax-Free Reorganization.

        CC and SM shall each use all requisite reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.10    Stock Plans.

          (a)  At the Effective Time, each outstanding option to purchase shares of SM Common Stock (a "SM Stock Option") under the SM Stock Plans, whether vested or unvested, shall be assumed by CC and shall constitute an option to acquire, on the same terms and conditions as were applicable under such SM Stock Option, the same number of shares of CC Common Stock as the holder of such SM Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of SM Common Stock purchasable pursuant to such SM Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of CC Common Stock deemed purchasable pursuant to such SM Stock Option in accordance with the foregoing. All outstanding rights of SM that it may hold immediately prior to the Effective Time to repurchase unvested shares of SM Common Stock issued or issuable under any of the SM Stock Plans (the "Repurchase Options") shall be assigned to CC and shall thereafter be exercisable by CC upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

          (b)  As soon as practicable after the Effective Time, CC shall deliver to the participants in SM Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to SM Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.10 after giving effect to the Merger). Consistent with the terms of the SM Stock Plans and the documents governing the outstanding options under those plans, the Merger shall not result in the termination of any outstanding options under the SM Stock Plans that are so assumed by CC or the shares of CC Common Stock that will be subject to those options upon CC's assumption of the options in the Merger. All holders of SM Stock Options shall have the right to exercise such options following the Effective Time, with full credit given to all of the provisions of the existing stock option agreements and the SM Stock Plans, including provisions regarding vesting and service relating to any predecessor corporation acquired by CC. It is the intention of the parties that the options so assumed by CC qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.

  Within 30 business days after the Effective Time, provided that CC has received within 10 business days after the Effective Time all option documentation it requires relating to the outstanding options, CC will issue to each person who, immediately prior to the Effective Time, is a holder of an outstanding option under the SM Stock Plans that is to be assumed by CC hereunder, a document in form and substance reasonably satisfactory to SM evidencing the foregoing assumption of such option by CC, including provisions regarding vesting and service relating to any predecessor corporation acquired by CC and its Subsidiaries.

          (c)  CC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CC Common Stock for delivery under SM Stock Plans assumed in accordance with this Section 6.10. As soon as practicable and in no event more than thirty (30) days after the Effective Time, provided that CC has received within ten (10) business days after the Effective Time all option documentation it requires relating to the outstanding options, CC shall file a registration statement on Form S-8 (or any successor forms), subject to such options and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d)  The Board of Directors of SM shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the SM Stock Plans and the instruments evidencing the SM Stock Options, to provide for the conversion of the SM Stock Options into options to acquire CC Common Stock in accordance with this Section 6.10, and that no consent of the holders of the SM Stock Options is required in connection with such conversion.

          (e)  The Board of Directors of CC shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase CC Common Stock under the SM Stock Options (as converted pursuant to this Section 6.10) for purposes of Section 16(b) of the Exchange Act.

        Section 6.11    Board Composition; Chief Executive Officer.

          (a)  CC and the CC Board of Directors shall take all necessary corporate and other action reasonably required to increase the size of the CC Board of Directors to seven (7) members and to cause (i) the resignation of all of the members of CC Board of Directors other than Gary S. Kohler and Michael Wigley and (ii) the nomination and election to the CC Board of Directors of up to five (5) persons designated by SM who are members of the SM Board of Directors in office immediately prior to the Effective Time or other persons designated by SM (the "SM Directors") at the CC Shareholders Meeting.

          (b)  SM shall use its reasonable best efforts to cause, on or before the Effective Time, each of the stockholders of SM who executed the SM Voting Agreement to execute a voting agreement with Gary S. Kohler and Michael Wigley, in substantially the form attached hereto as Exhibit E, which provides for the election of each of Gary S. Kohler and Michael Wigley to the CC Board of Directors for three years following the Effective Time (the "Election Agreement").

          (c)  Each of CC and the Surviving Corporation shall use their reasonable best efforts to hire a Chief Executive Officer of CC (who is not currently an officer or director of SM or CC) within twelve (12) months following the Effective Time.

        Section 6.12    Lock-Up Agreements.

        On or before the Effective Time, each person or entity affiliated with CC that is listed on Exhibit F hereto (the "CC Affiliates") and each person or entity affiliated with SM that is listed on Exhibit G hereto (the "SM Affiliates") will execute a lock-up agreement in substantially the form attached hereto as Exhibit H (each, a "Lock-Up Agreement").

        Section 6.13    Indemnification.

          (a)  From and after the Effective Time, CC agrees that it will indemnify and hold harmless each present and former director and officer of CC and SM (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent possible by CC under Minnesota law and its articles of incorporation or bylaws or, if greater, that SM would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof, to indemnify such Indemnified Party (and CC and the Surviving Corporation shall also advance expenses as incurred and on a current basis to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

          (b)  For a period of at least six (6) years after the Effective Time, CC shall maintain in effect a "tail" directors' and officers' liability insurance policy covering those persons who are currently covered by each of CC's current directors' and officers' liability insurance policy, with no less than $3,000,000 in policy limits. For a period of at least six (6) years after the Effective Time, SM shall maintain in effect a "tail" directors' and officers' liability insurance policy covering those persons who are currently covered by SM's current directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as SM's current coverage.

          (c)  The provisions of this Section 6.13 are intended to be an addition to the rights otherwise available to the current officers and directors of SM and CC by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          (d)  To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against any Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, principal stockholder, fiduciary or agent of SM or CC occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and CC, (ii) the Surviving Corporation and CC shall pay as incurred the reasonable fees and expenses of such counsel, promptly after statement therefor are received, and (iii) the Surviving Corporation and CC will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor CC shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

        Section 6.14    Additional Information.

        If at any time prior to the Effective Time any event relating to SM or any of its affiliates, officers or directors should be discovered by SM which should be set forth in an amendment to the

Registration Statement or a supplement to the Proxy Statement/Prospectus, SM shall promptly inform CC. If at any time prior to the Effective Time any event relating to CC or any of its affiliates, officers or directors should be discovered by CC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, CC shall promptly inform SM.

        Section 6.15    Financial Statements; Adjustment of Exchange Ratio.

          (a)  On or prior to May 15, 2002, CC shall deliver to SM a certificate signed on behalf of CC by the chief executive officer and the chief financial officer of CC (the "March Certificate"): (i) attaching a copy of the audited consolidated balance sheet of CC and its Subsidiaries (the "March Balance Sheet") as of the March 31, 2002 (the "March Balance Sheet Date"), (ii) stating that the March Balance Sheet presents fairly, in all material respects, the financial position of CC and its Subsidiaries as of the date of delivery of such certificate and that there have been no material changes in the financial position of CC and its Subsidiaries since the March Balance Sheet Date (or, if there are material changes in the financial position of CC and its Subsidiaries since the March Balance Sheet Date, setting forth the substance of such changes and their effect on the balance sheet and Net Worth of CC) and (iii) setting forth CC's calculation of CC's the Net Worth based on the March Balance Sheet (taking into account any material changes in the financial position of CC and its Subsidiaries), prepared in accordance with Section 3.27. The March Balance Sheet shall present fairly, in all material respects, the financial position of CC and its Subsidiaries as of the date thereof in conformity with generally accepted accounting principles applied on a consistent basis with the principles, practices and policies (including valuation methodologies and costs) used to prepare the consolidated financial statements included in the SEC Reports. It is the intent of SM and CC that the March Balance Sheet be prepared on a historical basis without giving consideration to the effects of the transactions contemplated by this Agreement, except as required under such generally accepted accounting principles.

          (b)  At least five (5) days prior to Closing, CC shall deliver to SM a certificate signed on behalf of CC by the chief executive officer and the chief financial officer of CC (the "Pre-Closing Certificate"): (i) attaching a copy of the unaudited consolidated balance sheet of CC and its Subsidiaries (the "Pre-Closing Balance Sheet") as of the most recent month end (the "Pre-Closing Balance Sheet Date"), (ii) stating that the Pre-Closing Balance Sheet presents fairly, in all material respects, the financial position of CC and its Subsidiaries as of the date of delivery of such certificate and that there have been no material changes in the financial position of CC and its Subsidiaries since the Pre-Closing Balance Sheet Date (or, if there are material changes in the financial position of CC and its Subsidiaries since the Pre-Closing Balance Sheet Date, setting forth the substance of such changes and their effect on the balance sheet and Net Worth of CC) and (iii) setting forth CC's calculation of CC's the Net Worth based on the Pre-Closing Balance Sheet (taking into account any material changes in the financial position of CC and its Subsidiaries), prepared in accordance with Section 3.27. The Pre-Closing Balance Sheet shall present fairly, in all material respects, the financial position of CC and its Subsidiaries as of the date thereof in conformity with generally accepted accounting principles applied on a consistent basis with the principles, practices and policies (including valuation methodologies and costs) used to prepare the consolidated financial statements included in the SEC Reports. It is the intent of SM and CC that the Pre-Closing Balance Sheet be prepared on a historical basis without giving consideration to the effects of the transactions contemplated by this Agreement, except as required under such generally accepted accounting principles.

          (c)  On the Closing Date, Schechter Dokken Kanter Andrews & Selcer Ltd., independent certified public accountants for CC ("CC's Auditors"), will deliver to SM a comfort letter dated as of the Closing Date with respect to the March Balance Sheet, in form and substance reasonably satisfactory to SM, covering such matters as are customarily covered in accountants' comfort letters

  (the "Comfort Letter"). In addition, on the Closing Date, CC shall deliver to SM a certificate signed on behalf of CC by the chief executive officer and the chief financial officer of CC (the "Closing Certificate"): (i) stating that the Pre-Closing Balance Sheet presents fairly, in all material respects, the financial position of CC and its Subsidiaries as of the Closing Date and that there have been no material changes in the financial position of CC and its Subsidiaries since the Pre-Closing Balance Sheet Date (or, if there are material changes in the financial position of CC and its Subsidiaries since the Pre-Closing Balance Sheet Date, setting forth the substance of such changes and their effect on the balance sheet and Net Worth of CC), (ii) setting forth CC's calculation of CC's the Net Worth as of the Closing Date (taking into account any material changes in the financial position of CC and its Subsidiaries), prepared in accordance with Section 3.27 and (iii) setting forth CC's calculation of any adjustment to the Exchange Ratio required under Section 6.15(d) below, if applicable.

          (d)  In the event the Net Worth of CC as set forth on the Closing Certificate is less than $5,500,000, the Exchange Ratio shall be automatically increased by 0.0004 for each $10,000 by which the such Net Worth is less than $6,000,000. In the event the Net Worth of CC as set forth on the Closing Certificate is greater than $6,500,000, the Exchange Ratio shall be automatically decreased by 0.0004 for each $10,000 by which the such Net Worth is greater than $6,000,000. In the event the Net Worth of CC as set forth on the Closing Certificate is less than or equal to $6,500,000 and greater than or equal to $5,500,000, there shall be no change to the Exchange Ratio. In accordance with Section 2.01(b), in the event CC changes (or establishes a record date for changing) the number of shares of CC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding CC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and the foregoing adjustments to the Exchange Ratio shall be proportionately and equitably adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

          (e)  It shall be deemed to be an uncurable material breach of this Agreement (for which the parties agree that no notice and cure period shall be applicable or required pursuant to Section 8.01(c)) and SM shall have the right to terminate this Agreement pursuant to Section 8.03(b), if the Net Worth of CC is not at least $5,000,000 as of the Closing Date.

        Section 6.16    Audited Financial Statements.

        SM shall prepare and deliver to CC for inclusion in the Registration Statement, audited financial statements of SM for each of the three years ending on December 31, 2001 (or such longer period as may be required under the Securities Act). Each of the financial statements (including, in each case, any related notes) shall comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and shall fairly present the financial position of SM as of the dates and the results of its operations and cash flows for the periods indicated except that audited financial statements may contain a "going concern" qualification of SM's auditors.

        Section 6.17    Conversion of SM Preferred Stock.

        SM shall use all requisite reasonable best efforts to cause all of the outstanding shares of SM Preferred Stock to convert into shares of SM Common Stock on a one share of SM Preferred Stock for one share of Company Common Stock basis prior to the Effective Time (the "SM Conversion") so that as of the Effective Time, there will be no issued and outstanding shares of SM Preferred Stock. The SM Conversion shall be properly authorized by all necessary action of SM and the holders of SM Preferred Stock, including any actions required pursuant to the SM's Certificate of Incorporation, By-laws and/or agreements and instruments relating to the SM Preferred Stock

        Section 6.18    Director Option Grants.

        CC shall take all corporate action necessary (including, if necessary, by means of an amendment to one or more of the CC Stock Plans) to (i) make an initial grant of options, following the Effective Time, to purchase 50,000 shares of CC Common Stock (each with a three year exercise period and an exercise price of $2.50 per share) and subsequent annual grants of options to purchase 15,000 shares of CC Common Stock (each with a five year exercise period and an exercise price equal to the closing price of the CC Common Stock on the day of the applicable annual meeting of CC shareholders), in each case, to each non-employee director of CC and (ii) reserve for issuance a sufficient number of shares of CC Common Stock for delivery thereunder.

        Section 6.19    Recovery Allocation Agreement.

        On or before the Effective Time, SM, CC and certain officers of CC will execute a recovery allocation agreement with respect to CC's recovery in the Anti-Trust Suit, in substantially the form attached hereto as Exhibit I (the "Recovery Allocation Agreement").

        Section 6.20    Registration Rights.

        SM will use its reasonable best efforts to, within 30 days of the date of this Agreement, solicit the required consents and approvals of its applicable stockholders pursuant it SM's Amended and Restated Registration Rights Agreement, dated as of July 17, 2001 (the "Registration Rights Agreement"), and take any other actions as may be necessary so that CC will have substantially the same "piggy-back" registration rights with respect to the SM Common Stock issuable upon exercise of the Escrow Warrant as SM's preferred stockholders under the Registration Rights Agreement.

ARTICLE VII.
CONDITIONS TO MERGER

        Section 7.01    Conditions To Each Party's Obligation To Effect The Merger.

        The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  Stockholder Approval. This Agreement, the Merger, the election of the SM Directors to the board of directors of CC and the issuance of the CC Common Stock in connection with the Merger shall have been approved and adopted by the CC Requisite Vote, and this Agreement and the Merger shall have been approved by the SM Requisite Vote.

          (b)  Approvals. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained or made or shall have expired, other than those, the absence of which would not reasonably be expected to have a SM Material Adverse Effect or CC Material Adverse Effect and would not prohibit or render unlawful the consummation of the Merger.

          (c)  Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d)  No Legal Impediment. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Merger unlawful or otherwise prohibiting consummation of the Merger.

        Section 7.02    Additional Conditions To Obligations Of SM.

        The obligations of SM to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by SM:

          (a)  Representations And Warranties. The representations and warranties of CC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than representations and warranties which speak as of an earlier date (which shall be true and correct as of such earlier date) and except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and will not, determined as of the Closing Date and solely with the passage of time, have a CC Material Adverse Effect.

          (b)  Performance Of Obligations Of CC And CC Sub. Each of CC and CC Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)  Certificate. SM shall have received a certificate signed on behalf of CC by the chief executive officer and the chief financial officer of CC to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) are satisfied.

          (d)  Lock-Up Agreements. Each CC Affiliate shall have entered into a Lock-Up Agreement.

          (e)  CC Asset Sale. The CC Asset Sale shall have been consummated and CC shall have received net consideration (cash or otherwise with not more than 25% being non-cash consideration) thereunder of at least $1,750,000 in accordance with Section 5.01(e) or CC shall have entered into a definitive agreement reasonably acceptable to SM regarding such CC Asset Sale.

          (f)    Absence of Material Adverse Effect. No CC Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which will, determined as of the Closing Date and solely with the passage of time, result in a CC Material Adverse Effect.

          (g)  Insurance. CC shall have secured a "tail" directors' and officers' liability insurance policy for a period of at least six (6) years after the Effective Time in accordance with Section 6.13.

        Section 7.03    Additional Conditions To Obligations Of CC and CC Sub.

        The obligation of CC and CC Sub to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by CC:

          (a)  Representations And Warranties. The representations and warranties of SM set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than representations which speak as of an earlier date (which shall be true and correct as of such earlier date) and except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and will not, with the passage of time, have a SM Material Adverse Effect.

          (b)  Performance Of Obligations Of SM. SM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)  Certificate. CC shall have received a certificate signed on behalf of SM by the chief executive officer of SM to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) are satisfied.

          (d)  Lock-Up Agreements. Each SM Affiliate shall have entered into a Lock-Up Agreement.

          (e)  Recovery Allocation Agreement. The Recovery Allocation Agreement shall have been executed and delivered by SM and the other parties thereto.

          (f)    Absence of SM Material Adverse Effect. No SM Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which will, with the passage of time, result in a SM Material Adverse Effect.

          (g)  Additional Financing. The Additional Financing shall have been consummated by SM.

          (h)  Election Agreement. The Election Agreement shall have been executed and delivered by the parties thereto.

          (i)    SM Conversion. The SM Conversion shall have been effected and there shall be no issued or outstanding shares of SM Preferred Stock.

          (j)    Insurance. SM shall have secured a "tail" directors' and officers' liability insurance policy for a period at least of at least six (6) years from the Effective Time in accordance with Section 6.13. In addition, promptly after execution of this Agreement, CC shall provide SM with a "broker of record" letter which will allow SM to solicit and obtain insurance coverage for CC and its Subsidiaries for the period from and after the Effective Time. SM will use its best efforts to secure insurance coverage for CC and its Subsidiaries, in such amounts and covering such liabilities as are customary for a company of its size in its industry (including directors and officers coverage), to be effective as of the Effective Time. If SM is not able to secure general business liability insurance as described herein on commercially reasonable terms within thirty (30) days of the date of this Agreement or is unable to secure directors and officers liability insurance as described herein on commercially reasonable terms within sixty (60) days of the date of this Agreement, CC shall have the right to terminate this Agreement and shall be entitled to the CC Termination Fee.

        Section 7.04    Frustration of Closing Conditions.

        SM may not rely on the failure of any condition set forth in Section 7.01 or 7.02 to be satisfied if such failure was caused by SM's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.07. CC and CC Sub may not rely on the failure of any condition set forth in Section 7.01 or 7.03 to be satisfied if such failure was caused by CC's or CC Sub's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.07.

ARTICLE VIII.
TERMINATION AND AMENDMENT

        Section 8.01    Termination.

        At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CC, this Agreement may be terminated:

          (a)  by mutual consent duly authorized by the Boards of Directors of SM and CC;

          (b)  by either CC or SM, if (i) the Closing shall not have occurred on or before June 30, 2002 and each party is in material compliance with its obligations under this Agreement, (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (iii) there is some other act on the part of a third-party (which third-party is not controlled directly or indirectly by a party hereto), which act would have a SM Material Adverse Effect and/or CC Material Adverse Effect, such acts including, but not limited to, shareholder actions or other actions by third-parties seeking to enjoin the Merger, alter the Exchange Ratio or otherwise inhibit the Merger or any act or failure to act on the part of any Governmental Entity which prevents or materially inhibits the consummation of the Merger;

          (c)  by SM, if (i) the Closing shall not have occurred on or before June 30, 2002 (subject to the cure period set forth below) and CC shall have breached any representation or warranty made as of the date of this Agreement, or shall breach any obligation or agreement hereunder in a manner causing conditions precedent to the Closing as set forth in Section 7.02 not to be satisfied and such breach shall not have been cured within twenty (20) business days of the earlier of the date of such breach or the receipt by CC of written notice of such breach, provided that no such notice from SM shall be required if CC has actual knowledge of such breach, provided further that the right to terminate this Agreement by SM under this Section 8.01(c)(i) shall not be available to SM where SM is at that time in material breach of this Agreement, (ii) the Board of Directors of CC shall have omitted, withdrawn or modified its recommendation of this Agreement, the Merger, the election of the SM Directors to the board of directors of CC or the issuance of the Merger Consideration in a manner adverse to SM or recommended, endorsed, accepted or agreed to a CC Superior Offer or shall have resolved to do any of the foregoing, (iii) if any required approval of the shareholders of CC shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof, or (iv) if CC or any of its Representatives shall participate in discussions or negotiations, or take any other action, in breach (other than an immaterial breach) of Section 6.02.

          (d)  by CC, if (i) the Closing shall not have occurred on or before June 30, 2002 (subject to the cure period set forth below) and SM shall have breached any representation or warranty made as of the date of this Agreement, or shall breach any obligation or agreement hereunder in a manner causing conditions precedent to the Closing as set forth in Section 7.03 not to be satisfied and such breach shall not have been cured within twenty (20) business days of the earlier of the date of such breach or the receipt by SM of written notice of such breach, provided that no such notice from CC shall be required if SM has actual knowledge of such breach, provided further that the right to terminate this Agreement by CC under this Section 8.01(d)(i) shall not be available to CC where CC is at that time in material breach of this Agreement, (ii) the Board of Directors of SM shall have omitted, withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to CC or recommended, endorsed, accepted or agreed to a SM Superior Offer or shall have resolved to do any of the foregoing, (iii) the approval of this Agreement and the Merger by the SM Stockholders is not obtained at the SM Stockholders Meeting or at any adjournment thereof, or (iv) if SM or any of its Representatives shall participate in discussions or negotiations, or take any other action, in breach (other than an immaterial breach) of Section 6.03.

        Section 8.02    Effect of Termination.

        In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SM or CC or their respective officers, directors, security holders or affiliates, except as provided in Section 8.03 and/or except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement involving fraud, intentional misrepresentation or willful misconduct; provided that the provisions of Section 6.08, Section 8.03 and this Section 8.02 shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt, if the Closing shall not have occurred on or prior to

June 30, 2002 (subject to the cure periods set forth in Section 8.01) and if the parties have not mutually agreed in writing to provide for a later date for the Closing and either (i) both parties are in material compliance with their obligations under this Agreement or (ii) both parties are in material breach of their respective obligations under this Agreement, neither party shall be entitled to a Termination Fee under Section 8.03.

        Section 8.03    Expenses and Termination Fees.

          (a)  Subject to Sections 8.03(b) and 8.03(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, related agreements and documents and the transactions contemplated hereby and thereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

          (b)  In the event that this Agreement shall be terminated by SM pursuant to Section 8.01(c) then, in any such event, in addition to any other remedies SM may have, SM shall send a notice to CC and the Escrow Agent in accordance with the Escrow Agreement setting forth the reason for such termination and requesting that the Escrow Agent release to SM the Escrow Funds (the "SM Termination Fee") and return to SM the Escrow Warrant and Escrow Stock in accordance with the terms of the Escrow Agreement.

          (c)  In the event that this Agreement shall be terminated by CC pursuant to Section 8.01(d) then, in any such event, in addition to any other remedies CC may have, CC shall send a notice to SM and the Escrow Agent in accordance with the Escrow Agreement, setting forth the reason for such termination and requesting that the Escrow Agent release to CC the Escrow Warrant (the "CC Termination Fee" and, together with the SM Termination Fee, each a "Termination Fee") and that the Escrow Agent return to CC the Escrow Funds and return to SM the Escrow Stock in accordance with the terms of the Escrow Agreement.

          (d)  Each party acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if a party contests a Notice of Claim (as defined in the Escrow Agreement) and it is determined in accordance with the procedures set forth in the Escrow Agreement that (i) the contesting party did not have a reasonable, good faith basis for contesting such Notice of Claim or (ii) the party submitting such Notice of Claim did not have reasonable, good faith basis for submitting such Notice of Claim, the substantially prevailing party shall be entitled to its costs and expenses (including attorneys' fees and expenses) in accordance with the Escrow Agreement.

        Section 8.04    Amendment.

        This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CC or of SM, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

        Section 8.05    Extension; Waiver.

        At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX.
MISCELLANEOUS

        Section 9.01    Nonsurvival Of Representations, Warranties And Agreements.

        None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 1.04, Section 2.01, Section 2.02, Section 2.03, Section 6.08, Section 6.13, Section 6.15 and Article IX.

        Section 9.02    Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized express overnight courier service, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to SM, to:

      Sontra Medical, Inc.
      58 Charles Street
      Cambridge, Massachusetts 02141-2128
      Tel: (617) 494-5337
      Fax: (617) 494-5950
      Attn: James R. McNab, Jr., Chief Executive Officer

      with a copy to:

      Testa, Hurwitz & Thibeault, LLP
      125 High Street
      Boston, Massachusetts 02110
      Tel: (617) 248-7000
      Fax: (617) 248-7100
      Attn: Lawrence S. Wittenberg, Esq.

  (b)
  if to CC, to:

      ChoiceTel Communications, Inc.
      15500 Wayzata Blvd., Suite 1029
      Wayzata, Minnesota 55391
      Tel: (952) 249-1802
      Fax: (952) 249-1803
      Attn: Gary S. Kohler

      with a copy to:

      Robins, Kaplan, Miller & Ciresi LLP
      2800 LaSalle Plaza
      800 LaSalle Avenue
      Minneapolis, Minnesota 55402
      Tel: (612) 349-8500
      Fax: (612) 339-4181
      Attn: Robert T. Montague, Esq.

  (c)
  if to CC Sub, to:

      CC Merger Corp.
      15500 Wayzata Blvd., Suite 1029

      Wayzata, Minnesota 55391
      Tel: (952) 249-1802
      Fax: (952) 249-1803
      Attn: Gary S. Kohler

      with a copy to:

      Robins, Kaplan, Miller & Ciresi LLP
      2800 LaSalle Plaza
      800 LaSalle Avenue
      Minneapolis, Minnesota 55402
      Tel: (612) 349-8500
      Fax: (612) 339-4181
      Attn: Robert T. Montague, Esq.

        Section 9.03    Definitions.

        For purposes of this Agreement:

          (a)  "CC Material Adverse Effect" means (i) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, financial condition (including CC's current assets) or operations of CC and its Subsidiaries, taking CC and its Subsidiaries together as a whole, or (ii) a material impairment of the ability of CC and its Subsidiaries taken as a whole to perform any of their obligations under this Agreement or to consummate the Merger, provided, however, that none of the following shall be deemed either alone or in combination, to constitute a CC Material Adverse Effect; (a) any change in the trading market, market price or trading volume of CC after the date hereof; or (b) any change arising out of conditions affecting the U.S. economy as a whole or the international economy as a whole or any political, economic or social instability in any such markets or economies.

          (b)  "SM Material Adverse Effect" means (i) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, financial condition or operations of SM or (ii) a material impairment of the ability of SM to perform any of its obligations under this Agreement or to consummate the Merger, provided, however, that none of the following shall be deemed either alone or in combination, to constitute a SM Material Adverse Effect; (a) any inability to obtain any financing or other investment other than the Additional Financing; or (b) any change arising out of conditions affecting the U.S. economy as a whole or the international economy as a whole or any political, economic or social instability in any such markets or economies.

        Section 9.04    Interpretation.

        When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 27, 2002.

        Section 9.05    Counterparts.

        This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.06    Entire Agreement; No Third Party Beneficiaries.

        This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.13 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither CC nor SM makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 9.07    Governing Law.

        This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, including matters relating to merger procedure, corporate governance and fiduciary duty without regard to any applicable conflicts of law. All disputes or controversies shall be settled in the Delaware Chancery Court and each party irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

        Section 9.08    Assignment.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, SM, CC and CC Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SONTRA MEDICAL, INC.
By:	/s/ JAMES R. MCNAB, JR.
Its:	Chief Executive Officer
CHOICETEL COMMUNICATIONS, INC.
By:	/s/ GARY S. KOHLER
Its:	Chairman of the Board
CC MERGER CORP.
By:	/s/ GARY S. KOHLER
Its:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

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AGREEMENT AND PLAN OF REORGANIZATION dated as of February 27, 2002 by and among SONTRA MEDICAL, INC., CC MERGER CORP. and CHOICETEL COMMUNICATIONS, INC.
TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I. THE MERGER
ARTICLE II. CONVERSION OF SECURITIES
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CC AND CC SUB
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SM
ARTICLE V. CONDUCT OF BUSINESS
ARTICLE VI. ADDITIONAL AGREEMENTS
ARTICLE VII. CONDITIONS TO MERGER
ARTICLE VIII. TERMINATION AND AMENDMENT
ARTICLE IX. MISCELLANEOUS